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                                                                    EXHIBIT 99.3


FOR IMMEDIATE RELEASE
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RAMSAY YOUTH SERVICES, INC. AWARDED CONTRACT IN PUERTO RICO

CORAL GABLES, FLORIDA, FEBRUARY 10, 1999 . . . RAMSAY YOUTH SERVICES, INC. (NASDAQ:RYOU) announced today that it has been awarded a contract by the Administration of Juvenile Institutions in Puerto Rico to operate a Discipline, Challenge and Accountability Camp for male offenders between the ages of 13 and 20 in Yabucoa, Puerto Rico. The contract has a term of five years and is renewable for an additional five-year term.

The Discipline, Challenge and Accountability Camp program, which is targeted to open by November 1999, will focus on education and will provide each juvenile offender with an individualized comprehensive education plan. Additionally, the camp program will include a residential component and a transitional component focused on after care services to assist the youth in their successful integration back into the community. When the camp program becomes fully operational, it will serve 128 offenders in residential programs and another 128 offenders in after care services.

Luis E. Lamela, President and Chief Executive Officer of Ramsay Youth Services, Inc. said, "We are very pleased to work with the Administration of Juvenile Institutions in Puerto Rico on this program focused on teaching education and life skills to juvenile offenders. We feel that the camp curriculum will promote self-discipline and personal accountability, provide challenging physical activities, as well as build self-confidence by stressing education and vocational training."

Mr. Lamela added, "This contract continues to build our youth services business which grew in revenues to over $45 million in 1998 from $18.7 million in 1997."

Ramsay Youth Services, Inc. is a leading provider and manager of education and treatment services for at-risk and troubled youth. The Company operates and manages charter/contract schools, residential treatment facilities, group homes and service contracts in 8 states and Puerto Rico.

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements as defined under the safe harbor provisions of the private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties. Actual operations and results may differ materially from those expected in the forward looking statements made by the Company. Please refer to Ramsay's filings with the Securities and Exchange Commission for additional information.

Contact:   Isa Diaz
           Vice President Corporate Relations
           (305) 569-4626